Exhibit 99.1

RF Monolithics Reports Continued Earnings and Stronger Gross Margins in Its Second Quarter

DALLAS--(BUSINESS WIRE)--March 29, 2011--RF Monolithics, Inc. (NASDAQ: RFMI) today reported net income of $77,000 or $0.01 per share for its second quarter ended February 28, 2011, compared to net income for the comparable prior year second quarter ended February 28, 2010 of $174,000 or $0.02 per share and net income for the first quarter of fiscal 2011 of $160,000 or $0.01 per share. Cumulative net income for the two quarters ended February 28, 2011 was $237,000 or $0.02 per share compared to $72,000 for the two quarters ended February 28, 2010 or $0.01 per share. The prior year’s cumulative first and second quarter results included $160,000 in costs and charges related to the early termination of a bank agreement.

The Company reported gross margins in the FY ’11 second quarter of 36.0%, compared to 34.8% for the prior year and 35.4% for its trailing first quarter. Year-to-date gross margins were 35.6%, compared to 33.6% for the prior year.

The net income reported above related to second quarter sales of $7.6 million, representing a 4% decrease from $7.9 million in sales for the second quarter of FY ’10 and an 11% decrease from $8.5 million in sales for the first quarter of the current year. Historically, RFM’s second quarter produces lower sales compared to its first quarter due to the seasonal effects that the holidays, which fall in the Company’s fiscal second quarter, have on production schedules for its worldwide customer base. For the first two quarters of fiscal 2011, sales were $16.1 million, compared to sales of $16.3 million for the first two quarters of the prior year.

The Company recently announced the appointment of Farlin A. Halsey as President and CEO from his prior position as Senior Vice President of Marketing and M2M Business. Mr. Halsey, who has over 20 years of industry experience, replaces David M. Kirk, who resigned to become President of Murata Electronics of North America, Inc., a subsidiary of Murata Manufacturing Co., Ltd. (Murata).

RFM’s Farlin A. Halsey said, “I believe the company is well positioned for growth, with opportunities ranging from further penetration in our base business segments, to strategic initiatives to enhance our M2M and frequency control businesses, in addition to our expanding relationship with Murata, including collaboration on a variety of products and markets. This is reminiscent of past companies I have been associated with that had strong product portfolios and ultimately generated substantial growth in sales and income. I am excited about RFM’s opportunities for growth.”

“While the expected seasonal decrease in sales and net income in our second quarter occurred, we are encouraged by a positive book to bill ratio and we continue to see and pursue numerous opportunities for our products. We were pleased to report an increase in gross margins, which reflected a favorable product mix resulting from our efforts to focus on higher margin products. Our operating expenses increased somewhat from last year, but that largely resulted from budgeted initiatives and programs designed to generate future sales increases. Our business model is such that we were still able to generate profitability and substantial levels of Adjusted EBITDA, despite our seasonal decrease in sales. The change in our banking relationship and our improved financial condition significantly decreased interest expense since last year,” Halsey said.

Halsey also said, “RFM has significant business in Japan, both with customers and suppliers. We were saddened by the disaster that occurred there and are attempting, like other concerned companies and persons, to assist in a variety of ways. Only one of our contract manufacturers is located in Japan, and they report that their facilities sustained no significant damage and that production has resumed this week. Additionally, we continue to watch for any indirect effects this disaster may have on the supply chains of various markets.”

“As we look forward to the balance of fiscal 2011, we expect to continue to launch products and improve our sales channels in ways that, if successful, give us an excellent opportunity to grow sales. We believe our breadth of products is well suited to meet the needs of new and existing customers. As mentioned in a previous release, I will discuss our go-forward strategy regarding our base business, our M2M initiative and the Murata collaboration during today’s earnings call,” Halsey stated.

Highlights and Additional Details:

  Although we had the anticipated seasonal sales decrease in our fiscal Q2, the current cost structure and improved gross margin percentage for the quarter allowed RFM to report net income of $77,000. We believe this seasonal sales decrease occurs because of Q2’s reduced number of business and production days, with the decrease being comparable to the prior year. Year-to-date sales were nearly the same as last year.
  Wireless Components Segment Sales:
    Quarterly Wireless Components segment sales of $3.9 million were almost the same as the prior year, but decreased 14% from the previous quarter. The decrease from the prior quarter was largely due to a 21% decrease in sales to automotive customers due to their decreased production schedules.
    Within the Wireless Components segment, RFM’s sales included increases in relatively high margin, HI-REL filters and frequency control modules for Internet timing applications. Sales to automotive satellite radio applications decreased somewhat in comparison to the prior year. Combined, these changes contributed to an overall improved product mix from a gross margin standpoint.
  Wireless Solutions Segment Sales:
    Quarterly Wireless Solutions segment sales of $3.7 million decreased 9% from the prior year and 7% from the previous quarter. The decrease from the prior year was largely due to an 11% reduction in sales to the medical market, as customers reduced inventory levels. The decrease from the fiscal ’11 first quarter was also due to seasonal factors at major customers in several markets.
  Second quarter 2011 gross profit of $2.7 million was nearly identical to last year and includes the effect of an increase in gross margin to 36.0%, which was up 120 basis points from the prior year and 60 basis points from our fiscal ’11 first quarter due to improved product mix within our segments:
    In comparison to the prior year, the improvement in overall gross margin was largely due to an improvement in gross margin for our Wireless Components segment, which increased in gross margin from 28.0% last year to 31.8% this year. This was largely due to shifts in product mix to increased sales of high margin, HI-REL filters and Internet timing frequency control modules and somewhat reduced sales of automotive products. Gross margins for our Wireless Solutions segment, on the other hand, decreased slightly from 41.3% to 40.4% this quarter due to reduced sales of higher margin medical product components.
    In comparison to fiscal ’11 first quarter, the improvement in overall gross margin was due to improvements in gross margin for both segments. Gross margin for our Wireless Components segment increased from 31.4% last quarter to 31.8% this quarter and gross margin for our Wireless Solutions segment increased from 39.9% to 40.4%. Both segments experienced better product mix, including increased sales of HI-REL filters and custom modules to medical and industrial markets.
    Year-to date gross margins increased 200 basis points to 35.6%, primarily due to improved product mix towards higher margin products.
  Second quarter operating expenses of $2.6 million were $153,000 or 6% greater than last year, due to increased sales and marketing expenses resulting from our awareness campaign to promote our products and other efforts to increase sales. Operating expenses decreased $178,000 or 6% from the previous quarter, including a decrease in General and Administrative expenses and lower legal expenses. Operating expenses as a percent of sales continued to be in the 31% to 34% range.
  Other expense consists largely of interest expense and was $310,000 lower than last year on a year-to-date basis. Last year included $160,000 in non-recurring termination fees and other expenses related to the early termination of the agreement with our former senior lender. In addition, our current banking agreement calls for lower interest rates and our positive cash flows allow us reduced borrowing levels.
  Net income for the quarter decreased to $77,000 in comparison to $174,000 for the prior year and $160,000 for the current year’s previous quarter. The decrease from the prior year was largely a result of the increase in operating expenses and the decrease from the previous quarter was primarily due to the decrease in sales and related nominal amounts of gross profit.
  We generated quarterly positive adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) of $456,000 for the quarter and $1 million on a year-to-date basis, versus $636,000 and $1.2 million respectively for the comparable quarter and year–to-date periods.
  Operating cash flow for our second quarter was a negative $635,000, primarily due to increases in working capital, mostly resulting from changes in receivables, inventory and accounts payable of approximately $1.2 million.
  The increase in accounts receivable of $226,000 in the quarter resulted from an increase in sales late in the quarter. We experienced no material change in either our day’s sales outstanding or our rates of account delinquency.
  The increase in gross inventory of $764,000 from our first quarter resulted largely from our decision to continue replenishment at a more normalized sales level, focusing on the addition of high demand items that have long lead times and that correspond to our detailed sales projections for our third and fourth quarters. This decision covers active products and allowed us to improve our customer service and protect future sales. We routinely and carefully manage inventory levels based on sales forecasts and production lead times, making adjustments where required.
  Our total bank debt increased $635,000 from our previous quarter to $3.7 million to finance the necessary increase in working capital. Based on our quarter ending balance sheet, we had $2.1 million available but unused on our revolving credit bank line.
  We introduced the first new product from our expanded M2M business initiative announced last year and the first of the RFM2M™ family of M2M Wireless Sensor Network Platform building block products. This product, our SN802GRC, is a battery operated Wi-Fi® sensor modem with an RTD (Resistance Temperature Detector) and a CT (Current Transformer) and is intended for heating, ventilation, air conditioning, and refrigeration (HVACR) applications.
  We also introduced a new micro site: www.RFM2M.com, dedicated to RFM’s M2M Wireless Sensor Networking Product Platform. RFM2M Platform products are ideal for application developers and systems integrators looking to deliver a complete, cost effective data collection solution to their customers, but who lack the design capability or time required to develop this technology.

Segment mix for current and comparative quarter ($ millions):

Segment Sales	Q2 FY11	Q1 FY11	Q2 FY10
Wireless Solutions	$3.7	$4.0	$4.0
Wireless Components	$3.9	$4.5	$3.9
Total Sales	$7.6	$8.5	$7.9

Market diversification for current and comparative quarter sales:

Market*	Q2 FY11	Q1 FY11	Q2 FY10
Automotive	30%	34%	34%
Consumer	10%	7%	10%
Industrial	35%	33%	34%
Medical	14%	12%	15%
Telecom	6%	8%	5%
Other**	5%	6%	2%

*Market classifications involve the Company’s attempt to classify distribution sales which are recognized upon shipment. Market classification is estimated based upon point-of-sales information provided to the Company by its distributors.

**Other includes government and those sales through distribution which are not considered material for tracking by market application by the Company’s distributors.

Geographic diversification for current and comparative quarter sales:

	Q2 FY11	Q1 FY11	Q2 FY10
North America ***	35%	39%	40%
Europe	25%	16%	16%
Asia and the rest of the world	40%	45%	44%

*** A major portion of the decrease in sales to North America and an increase in sales to Europe resulted from a change in shipping location of a major customer.

Non-GAAP Financial Measures (Adjusted EBITDA)

As a supplemental disclosure, we report Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (including stock compensation) or Adjusted EBITDA. While this is a non-GAAP measure, this is a standard metric used by many companies to measure performance, particularly to measure cash flow performance before interest expenses are paid. Many financial institutions use this measure as part of their credit evaluation process. We believe that Adjusted EBITDA provides useful supplemental information to investors and offers a better understanding of results of operations as seen through the eyes of management and facilitates comparison to results for prior periods. We have chosen to provide this supplemental information to enable investors to perform additional comparisons of operating results and analyze financial performance without the impact of certain non-cash expenses that may obscure trends in our underlying performance. We use Adjusted EBITDA internally to make strategic decisions, forecast future results and evaluate our financial performance. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP financial measures and may differ from non-GAAP financial measures used by other companies. The presentation of the additional information should not be considered a substitute for net income in accordance with GAAP. Reconciliations of reported net income to Adjusted EBITDA are included below.

About RFM

RF Monolithics, Inc., headquartered in Dallas, Texas, is a provider of solutions-driven, technology-enabled wireless connectivity for a broad range of wireless applications—from individual standard and custom components to modules for comprehensive industrial wireless sensor networks and machine-to-machine (M2M) technology. For more information on RF Monolithics, Inc., please visit the Company’s website at http://www.RFM.com.

Forward-Looking Statements

This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the “Company” or “we”) involve risks and uncertainties. Statements containing terms such as “believe,” “expect,” “plan,” “anticipate,” “may” or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision, and future financial and operating results. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to economic conditions as related to our customer base, collection of receivables from customers who may be affected by economic conditions, the highly competitive market in which we operate, rapid changes in technologies that may displace products sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of our products, changes in our level of sales or profitability, manufacturing and sourcing risks, availability of materials, cost of components for our products, product defects and returns, as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2010. We do not assume any obligation to update any information contained in this release.

Management Conference Call:

RFM will host a conference call, open to the public, today at 5:00 p.m. ET. The public will have the opportunity to listen to the conference call over the Internet or by dialing toll-free 1-877-390-5532. Ask to be connected to the RF Monolithics management conference call. Please call 10 minutes prior to scheduled start time. After the conference call, a replay will be available and can be accessed by dialing 1-800-642-1687 (pass code 53979112). This replay will be available through April 29, 2011.

Internet Access:

To access the conference call via the web, participants should access RFM’s website at www.rfm.com and click on Investor Relations page. Please log in at least 10 minutes prior to the call to ensure web browser compatibility.

RF MONOLITHICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(In Thousands, Except Per-Share Amounts)
	Three Months		Six Months
	Ended February 28,		Ended February 28,
	2011	2010	2011	2010
SALES	$ 7,587	$ 7,887	$16,099	$ 16,340
COST OF SALES	4,858	5,143	10,361	10,844
GROSS PROFIT	2,729	2,744	5,738	5,496
OPERATING EXPENSES:
Research and development	758	769	1,656	1,527
Sales and marketing	1,248	1,092	2,437	2,263
General and administrative	597	589	1,291	1,210
Total operating expenses	2,603	2,450	5,384	5,000
INCOME FROM OPERATIONS	126	294	354	496
OTHER INCOME (EXPENSE):
Interest expense	(59)	(95)	(131)	(370)
Other	14	(20)	27	(44)
Total other expense	(45)	(115)	(104)	(414)
INCOME BEFORE INCOME TAXES	81	179	250	82
Income tax expense	4	5	13	10
NET INCOME	$ 77	$ 174	$ 237	$ 72

INCOME PER SHARE
Basic	$ 0.01	$ 0.02	$ 0.02	$ 0.01

Diluted	$ 0.01	$ 0.02	$ 0.02	$ 0.01

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	10,828	10,116	10,768	10,078
Diluted	11,302	10,322	11,216	10,156

RF MONOLITHICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In Thousands)

	February 28,	August 31,
ASSETS	2011	2010
		(a)
CURRENT ASSETS:
Cash	$628	$631
Trade receivables - net	5,747	5,269
Inventories - net	5,727	5,011
Prepaid expenses and other	303	322
Total current assets	12,405	11,233

PROPERTY AND EQUIPMENT - Net	1,364	1,671
GOODWILL	556	556
INTANGIBLES - Net	369	369
OTHER ASSETS - Net	278	381
TOTAL	$14,972	$14,210

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long term debt - bank	$60	$60
Capital lease obligations - current portion	18	20
Accounts payable - trade	2,283	2,508
Accrued expenses and other current liabilities	1,058	1,386
Total current liabilities	3,419	3,974

LONG-TERM DEBT - Less current portion:
Long term debt - bank	3,630	2,860
Capital lease obligations	26	35
Total long-term debt	3,656	2,895

DEFERRED TAX LIABILITIES	125	125
Total liabilities	7,200	6,994

STOCKHOLDERS' EQUITY:
Common stock: 10,888 and 10,726 shares issued	11	11
Additional paid-in capital	51,827	51,649
Common stock warrants	-	86
Treasury stock, 0 and 36 common shares at cost	-	(227)
Accumulated deficit	(44,066)	(44,303)
Total stockholders' equity	7,772	7,216
TOTAL	$14,972	$14,210

(a) Derived from audited financial statements.

RF MONOLITHICS, INC.
ADJUSTED EBITDA - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION
(In Thousands)

	Three Months		Six Months
	Ended February 28,		Ended February 28,
	2011	2010	2011	2010

Net income	$77	$174	$237	$72

Add back:
Interest expense	59	95	131	370

Taxes	4	5	13	10

Depreciation	164	189	328	388

Amortization:
Patents	47	57	97	114
Stock compensation	105	116	200	236
Total amortization	152	173	297	350

Adjusted EBITDA	$456	$636	$1,006	$1,190

CONTACT:
RF Monolithics, Inc.
Buddy Barnes, 972-448-3789
Chief Financial Officer
bbarnes@rfm.com